Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MENTOR GRAPHICS CORPORATION,

FULCRUM ACQUISITION CORPORATION

AND

LOGICVISION, INC.

Dated as of

May 6, 2009

i

ii

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.01.	Conditions to the Obligations of Each Party to Consummate the Merger	51
Section 7.02.	Conditions to the Obligations of Parent and Merger Subsidiary to Consummate the Merger	52
Section 7.03.	Conditions to the Obligations of the Company to Consummate the Merger	53
Section 7.04.	Frustration of Closing Conditions	53

ARTICLE 8
TERMINATION

Section 8.01.	Termination	53
Section 8.02.	Effect of Termination	55
Section 8.03.	Termination Fee	55

ARTICLE 9
MISCELLANEOUS

Section 9.01.	Notices	56
Section 9.02.	Survival of Representations and Warranties	57
Section 9.03.	Amendments and Waivers	57
Section 9.04.	Expenses	58
Section 9.05.	Disclosure Schedule References	58
Section 9.06.	Mutual Drafting; Headings	58
Section 9.07.	Assignment; Binding Effect; Parties in Interests	58
Section 9.08.	Governing Law	59
Section 9.09.	Jurisdiction	59
Section 9.10.	WAIVER OF JURY TRIAL	59
Section 9.11.	Specific Performance	59
Section 9.12.	Entire Agreement	60
Section 9.13.	Severability	60
Section 9.14.	Counterparts; Effectiveness	60

Exhibit A	Form of Support Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit C	Form of Parent Tax Representation Letter
Exhibit D	Form of Company Tax Representation Letter

Schedule A	Certain Employee Arrangements

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AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this “Agreement”) is dated and entered into as of May 6, 2009 by and among Mentor Graphics Corporation, an Oregon corporation (“Parent”), Fulcrum Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and LogicVision, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Subsidiary and the Company are referred to herein as a “Party” and together as the “Parties.”

RECITALS

     WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the merger (the “Merger”), in accordance with Delaware Law, of Merger Subsidiary with and into the Company, with the Company continuing as the corporation surviving the Merger (the “Surviving Corporation”), (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (c) resolved and, subject to Section 6.04(b), agreed to recommend approval and adoption of this Agreement and the Merger by the Company Stockholders;

     WHEREAS, the Board of Directors of each of Parent and Merger Subsidiary has approved this Agreement and declared it advisable for Parent and Merger Subsidiary, respectively, to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company Stockholders are entering into agreements, substantially in the form attached hereto as Exhibit A (the “Support Agreements”), pursuant to which such Company Stockholders have agreed, among other things, to vote the shares of Company Stock held by such Company Stockholders in favor of the Merger, subject to the terms of the Support Agreements;

     WHEREAS, the Parties intend that the Merger shall qualify for federal income tax purposes as a “reorganization” described in Section 368(a) of the Code; and

     WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to, whether in a single transaction or series of related transactions, (A) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated net revenues or assets (based on fair market value) of the Company and its Subsidiaries or over twenty percent (20%) of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated net revenues or assets (based on fair market value) of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated net revenues or assets (based on fair market value) of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated net revenues or assets (based on fair market value) of the Company.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     “Applicable Law” means, with respect to any Person, any federal (including United States), state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Debt Arrangements” means the Third Amended and Restated Loan and Security Agreement, dated as of April 24, 2009, by and between Comerica Bank and the Company, and the Intellectual Property Security Agreement, entered into as of April 24, 2009, by and between Comerica Bank and the Company.

     “Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent.

     “Company ESPP” means the Company’s Amended and Restated 2000 Employee Stock Purchase Plan.

     “Company Material Adverse Effect” means any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of the Company and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur: (i) changes in economic, business or political conditions generally in any location where the Company or any Subsidiary has material operations, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which the Company and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of the Company’s common stock in and of itself (as distinguished from any change, event or occurrence giving rise or contributing to such change), (iv) changes in GAAP or Applicable Laws, (v) changes resulting from the compliance by the Company with its obligations under this Agreement or (vi) any changes to the Company’s employee relationships or customer relationships resulting from the announcement or pendency of the Merger, or (B) materially impairs, or is reasonably likely to materially impair, the ability of the Company to consummate, or prevents or materially delays, or is reasonably likely to prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

     “Company Option” means any and all options and other rights to acquire Company Stock, whether issued under any Company Option Plan or otherwise, except for any rights to acquire Company Stock pursuant to the Company ESPP.

     “Company Option Plans” means the Company’s 1999 Flexible Stock Incentive Plan and the Company’s Amended and Restated 2000 Stock Incentive Plan, each as amended.

     “Company Rights Agreement” means the Rights Agreement dated as of December 16, 2008 by and among the Company and Mellon Investor Services LLC as Rights Agent.

     “Company Stock” means the common stock, $0.0001 par value per share, of the Company.

     “Company Stockholders” means the holders of Company Stock.

     “Company Warrants” means the warrants to purchase Company Stock pursuant to that certain Extinguishing Warrant to Purchase Common Stock of the Company, effective as of December 31, 1999.

     “Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

     “Delaware Law” means the General Corporation Law of the State of Delaware.

     “Equity Interest” shall mean any share, capital stock, partnership, membership, unit or similar ownership interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “GAAP” means generally accepted accounting principles in the United States.

     “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

     “knowledge” of (a) the Company shall mean the knowledge of the Company’s chief executive officer or chief financial officer and, for purposes of Section 4.18 of this Agreement only, the Company’s chief operating officer, in each case after reasonable inquiry, and (b) of any Person (other than the Company) that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

     “NASDAQ” means The NASDAQ Stock Market.

     “Net Issue Warrant Shares” means, with respect to a Company Warrant, a positive number of shares of Company Stock, if any, deemed issued under each Company Warrant pursuant to Section 2.2 thereof in accordance with the following formula: (Y * (A-B))/ A; where Y is the number of shares of Company Stock subject to the Warrant, A is the average of the closing price of the Company Stock on NASDAQ over the five Business Days ending immediately prior to the day on which the Effective Time occurs, and B is the “Purchase Price” (as defined in the Company Warrant). For the avoidance of doubt, if the foregoing equation does not result in a positive number, the number of Net Issue Warrant Shares shall be deemed to be zero.

     “Parent Disclosure Schedule” means, to the extent applicable, the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

     “Parent Material Adverse Effect” means any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of Parent and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Parent Material Adverse Effect” or be considered in determining whether a “Parent Material Adverse Effect” has occurred or is likely or expected to occur: (i) changes in economic, business or political conditions generally in any location where Parent or any Subsidiary has material operations, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which Parent and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of Parent’s common stock in and of itself (as distinguished from any change, event or occurrence giving rise or contributing to such change), (iv) changes in GAAP or Applicable Laws, (v) changes resulting from the compliance by Parent with its obligations under this Agreement or (vi) any changes resulting from the announcement or pendency of the Merger, or (B) materially impairs, or is reasonably likely to materially impair, the ability of Parent to consummate, or prevents or materially delays, or is reasonably likely to prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

     “Parent Stock” means the common stock, no par value, of Parent.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Representatives” means, with respect to a Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents and advisors.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity or organization of which such Person (either alone or through or together with any other Subsidiary of such Person), owns, directly or indirectly, a majority of the stock or other Equity Interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such entity or organization.

     “Superior Proposal” means any bona fide, written Acquisition Proposal (for this purpose, substituting “fifty percent (50%)” for each reference to “twenty percent (20%)” in the definition of Acquisition Proposal) received after the date of this Agreement that was not solicited prior to the date hereof in violation of the Confidentiality Agreement or after the date hereof in violation of Section 6.04 and which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably capable to be consummated and (b) if consummated, would result in a transaction more favorable to the Company Stockholders than the Merger (including the terms and conditions of this Agreement, as well as any adjustment to the terms and conditions of the Merger and/or this Agreement proposed by Parent in response to such Acquisition Proposal), in each case with respect to clauses (a) and (b), taking into account such matters that the Board of Directors deems relevant, including all of the terms and conditions of such Acquisition Proposal, the Third Party making such Acquisition Proposal and the legal, financial, regulatory and other aspects of such Acquisition Proposal, including any conditions relating to financing, regulatory approvals or, as deemed relevant, other events or circumstances.

     “Third Party” means any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or any of its Subsidiaries or Parent or any of its Subsidiaries.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.04	(a)
Agreement	Preamble
Bankruptcy and Equity Exceptions	4.02	(a)
Certificate	2.05	(a)
Certificate of Merger	2.02	(a)
Closing	2.01
Closing Date	2.01
COBRA	4.17	(e)
Company	Preamble
Company Benefit Plan	4.17	(a)
Company Board Recommendation	4.02	(b)
Company Financial Statements	4.08
Company Intellectual Property	4.18	(c)
Company Patents	4.18	(b)
Company Permits	4.13	(a)
Company Preferred Stock	4.05	(a)
Company Proxy Statement	4.11	(a)
Company Registered Copyrights	4.18	(b)
Company Registered IP	4.18	(b)
Company Registered Marks	4.18	(b)
Company Rights	2.03	(a)
Company SEC Documents	4.07	(a)
Company Securities	4.05	(b)
Company Series A Preferred Stock	4.05	(a)
Company Stockholder Approval	4.02	(a)
Company Stockholder Meeting	6.03	(d)
Company Subsidiary Securities	4.06	(b)
Company Termination Fee	8.03	(a)
Company Transaction Fees	4.22
Confidentiality Agreement	6.04	(d)

Term	Section
Continuing Employees	6.09	(a)
Contributor	4.18	(c)
Copyrights	4.18	(a)
Effective Time	2.02	(a)
Environmental Law	4.19	(a)
Environmental Permit	4.19	(a)
ERISA Affiliate	4.17	(d)
ESPP Termination Date	2.04	(b)
Exchange Agent	2.05	(a)
Exchange Ratio	2.03	(a)
Hazardous Substances	4.19	(a)
In License	4.18	(e)
Indebtedness	4.05	(c)
Indemnified Person	6.10	(a)
Insurance Policy	4.20
Intellectual Property	4.18	(a)
IRS	4.17	(a)
Leased Property	4.21	(c)
Marks	4.18	(a)
Material Contract	4.15	(b)
Merger	Recitals
Merger Consideration	2.03	(a)
Merger Subsidiary	Preamble
Non-Assumed Options	2.04	(a)
Outside Date	8.01	(b)
Parent	Preamble
Parent Financial Statements	5.07
Parent SEC Documents	5.06
Party	Preamble
Patents	4.18	(a)
Permitted Liens	4.21	(a)
Property Leases	4.21	(c)
Registration Statement	5.08	(a)
Substitute Options	2.04	(a)
Support Agreements	Recitals
Surviving Corporation	Recitals
Taxes	4.16	(n)
Tax Representation Letters	6.11	(c)
Tax Return	4.16	(n)
Trade Secrets	4.18	(a)
Treasury Shares	2.03	(d)
Uncertificated Shares	2.05	(a)
WARN Act	4.17	(h)

     Section 1.02. Other Definitional and Interpretative Provisions. In this Agreement, unless otherwise specified, the following rules of interpretation apply. A defined term has its defined meaning throughout this Agreement and, unless otherwise defined, in each Exhibit and Schedule to this Agreement. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law, and references to any Applicable Law shall be deemed to include references to any rules or regulations promulgated, or statutory instruments issued, thereunder. To the extent this Agreement refers to information or documents to be made available, delivered or provided by the Company to Parent or Merger Subsidiary, the Company shall be deemed to have satisfied such obligation if the Company or any of its Representatives has made such information or document available by (i) posting such information or document at least three (3) calendar days prior to the date of this Agreement to the “electronic data room” maintained by the Company and accessible by Parent for purposes of the transactions contemplated by this Agreement or (ii) delivering such information or document to Parent at least three (3) calendar days prior to the date of this Agreement.

ARTICLE 2
THE MERGER

     Section 2.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 8:00 a.m., Pacific time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, unless another place is agreed to in writing by the Parties. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

     Section 2.02. The Merger. (a) Upon the terms and subject to the conditions set forth herein, as soon as practicable after the Closing, the Company shall file with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”) in connection with the Merger in such form as is required by, and executed and acknowledged in accordance with, Delaware Law. The Merger shall become effective on such date and at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the Parties that is specified in the Certificate of Merger).

     (b) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the Surviving Corporation. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

     Section 2.03. Conversion of Company Stock and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the holders of any shares of capital stock of the Company, Parent or Merger Subsidiary or the holders of the Company Warrants:

     (a) Conversion of Company Stock. Subject to Sections 2.03(d) and 2.03(e), each share of Company Stock issued and outstanding immediately prior to the Effective Time, including the associated rights of the Company to the extent outstanding (the “Company Rights”), pursuant to the Company Rights Agreement, shall be converted into the right to receive 0.2006 of a share of Parent Stock (the “Exchange Ratio”) (the “Merger Consideration”). All such shares of Company Stock and related rights shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares and related rights shall thereafter, subject to the provisions of this Agreement, represent the right to receive the shares of Parent Stock into which such Company Stock and related rights were converted in the Merger.

     (b) Conversion of Company Warrants. Subject to Section 2.03(e), each Company Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and, in accordance with its terms, shall be converted into the right to receive a positive number of whole shares of Parent Stock, if any, equal to the Exchange Ratio multiplied by the Net Issue Warrant Shares applicable to such Company Warrant. For the avoidance of doubt, if the number of Net Issue Warrant Shares applicable to a Company Warrant is zero, then no shares of Parent Stock shall be issued in connection with the cancellation and termination of such Company Warrant.

     (c) Merger Subsidiary Common Stock. Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (d) Treasury Shares. Each share of Company Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Subsidiary immediately prior to the Effective Time (collectively, “Treasury Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (e) Treatment of Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash (rounded up to the nearest whole cent) without interest determined by multiplying the closing sale price of a share of Parent Stock on NASDAQ on the trading day immediately preceding the Effective Time (as reported in the Wall Street Journal, National Edition) by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

     (f) Changes in Capitalization. If, between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration, Exchange Ratio and any other amounts payable pursuant to this Agreement, as applicable, shall be appropriately adjusted.

     Section 2.04. Company Options; Company ESPP. (a) Stock Options. Except as otherwise provided in this Section 2.04(a), at the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and converted automatically at the Effective Time into an option denominated in shares of Parent Stock and which has other terms and conditions substantially identical to those of the related Company Option except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of the number of shares of Company Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock, (ii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent and (iii) any vesting acceleration provisions in the Company Options so assumed that are triggered (or potentially triggered with respect to “double trigger” acceleration provisions) by virtue of a change of control of the Company shall, for the avoidance of doubt, be deemed to have been triggered by virtue of the Merger. Notwithstanding the foregoing, in lieu of assuming such Company Options as described in the preceding sentence, Parent may, in its discretion, elect to terminate each such Company Option and grant the holder thereof, pursuant to its 1982 Stock Option Plan or its 1986 Stock Plan, a substitute option to purchase shares of Parent Stock (a “Substitute Option”), and each Substitute Option shall provide for the right to purchase the number of shares of Parent Stock (and an exercise price per share of Parent Stock) as determined in accordance with the preceding sentence, and except as otherwise described in this Section 2.04, the Substitute Option shall provide for equivalent terms and conditions as the corresponding Company Option for which it was substituted. In no case shall the exchange of a Company Option (or grant of a Substitute Option) be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code. The Company agrees that the assumption and adjustment of Company Options (or grant of a Substitute Option) in accordance with this Section 2.04(a) shall preserve the compensation element of each Company Option as of the Effective Time.

Notwithstanding the foregoing, unless determined otherwise by Parent, each Company Option that is held by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company immediately prior to the Effective Time (the “Non-Assumed Options”) shall not be assumed (or substituted for) by Parent pursuant to this Section 2.04 and shall, immediately prior to the Effective Time, be canceled and extinguished and the vested portion thereof shall automatically be converted into the right to receive an amount in cash, if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Stock that were issuable upon exercise or settlement of such Non-Assumed Option immediately prior to the Effective Time (for these purposes, after giving effect to any vesting acceleration provisions that would be triggered by virtue of the Merger) and (y) the product of the Exchange Ratio and the closing sale price of a share of Parent Stock on NASDAQ on the trading day immediately preceding the Effective Time (as reported in the Wall Street Journal, National Edition), less any per share exercise price of such Non-Assumed Option. All Company Options held by non-employee members of the Board of Directors of the Company shall be Non-Assumed Options for purposes of this Agreement and converted into the right to receive cash pursuant to the immediately preceding sentence to the extent such options have been outstanding for not less than six months immediately prior to the Closing or are otherwise vested pursuant to their terms. Parent shall take such actions as are necessary for the assumption and conversion of (or substitution for) the Company Options pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Company Option an appropriate notice setting forth such holder’s rights pursuant to such Company Option (or, if applicable, an agreement evidencing the Substitute Option). If Parent assumes the Company Options, Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of common stock of Parent issuable upon exercise of the assumed Company Options promptly (but in no event later than fifteen (15) Business Days) following the Effective Time and Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

     (b) ESPP. The Company shall take such action as may be necessary to (i) establish that any Offering Period (as defined under the Company ESPP) then in progress under the Company ESPP shall terminate on the last day of the payroll period ending immediately prior to the Effective Time (but in all events at least five (5) Business Days prior to the Effective Time) (the “ESPP Termination Date”), (ii) provide that no further Offering Periods shall commence under the Company ESPP on or following the ESPP Termination Date and (iii) terminate the Company ESPP as of the ESPP Termination Date. Each outstanding purchase right under the Company ESPP on the ESPP Termination Date shall be exercised on such date for the purchase of Company Stock in accordance with the terms of the Company ESPP.

     Section 2.05. Exchange Procedures. (a) Exchange Agent; Letters of Transmittal. Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent, and shall be in such form and have such other provisions as Parent or the Exchange Agent shall reasonably specify) for use in such exchange.

     (b) Surrender and Payment. Each Company Stockholder that holds Company Stock converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration without interest in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

     (c) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) Stock Transfer Books. After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Return of Merger Consideration. Any portion of the Merger Consideration (and any interest or other income earned thereon) made available to the Exchange Agent pursuant to Section 2.05(a) that remains unclaimed by Company Stockholders six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any Company Stockholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, and upon the delivery to the Exchange Agent of a duly completed letter of transmittal in accordance with this Section 2.05, following the Effective Time the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement, without interest.

     (g) Dividends on Parent Stock. No dividends or other distributions with respect to shares of Parent Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.03(e), shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in Section 2.04 or this Section 2.05. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name such shares of Parent Stock have been registered, (i) promptly following such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.03(e) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such shares of Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such shares of Parent Stock.

     (h) Withholding. Parent, Merger Subsidiary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to holders of Company Stock, Company Options or otherwise pursuant to this Agreement such amounts as Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3
THE SURVIVING CORPORATION

     Section 3.01. Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to read in its entirety as set forth in Exhibit B attached hereto, until amended in accordance with Applicable Law.

     Section 3.02. Bylaws of the Surviving Corporation. The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read in their entirety as the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time, until amended in accordance with Applicable Law.

     Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not be a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, and all amendments thereto, as currently in effect. The Company is not in violation of its Certificate of Incorporation or Bylaws.

     Section 4.02. Corporate Authorization. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than (i) the affirmative vote of holders of a majority of the outstanding shares of Company Stock in favor of the approval and adoption of this Agreement and the Merger (the “Company Stockholder Approval”) and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Subsidiary, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exceptions”).

     (b) The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions provided for herein are fair to, advisable and in the best interest of the Company and the holders of Company Stock, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved and adopted an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby and thereby and (iv) resolved, subject to Section 6.04(b), to unanimously recommend in accordance that the holders of Company Stock vote in favor of the approval and adoption of this Agreement and the Merger (the “Company Board Recommendation”).

     Section 4.03. Governmental Authorization. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Authority except (a) under (i) the Exchange Act (including the filing by the Company of the Company Proxy Statement), (ii) the Securities Act (including the filing by Parent of the Registration Statement), (iii) any applicable United States state or federal or foreign securities, takeover or “blue sky” laws and (iv) to the extent applicable, the rules and regulations of NASDAQ, (b) pursuant to the competition and antitrust laws of the United States or any foreign country, as applicable, (c) the filing and recordation of the Certificate of Merger as required by Delaware Law or (d) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (i) prevent or materially delay or impede performance by the Company of any of its obligations under this Agreement or (ii) be a Company Material Adverse Effect.

     Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (a) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, as in effect on the date hereof, or any equivalent organizational or governing documents of any of its Subsidiaries as in effect on the date hereof, (b) assuming that all consents, approvals and authorizations described in Section 4.03 have been obtained prior to the Effective Time and all filings and notifications described in Section 4.03 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Applicable Law applicable to the Company or of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for matters that would not be a Company Material Adverse Effect.

     Section 4.05. Capitalization; Indebtedness. (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Stock and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which 250,000 shares are designated as Series A Participating Preferred Stock (the “Company Series A Preferred Stock”). The Company has also issued Company Rights with respect to certain shares of Company Series A Preferred Stock pursuant to the Company Rights Agreement. The rights and privileges of the Company Stock and the Company Preferred Stock are as set forth in the Company’s Certificate of Incorporation, and the rights and privileges of the Company Series A Participating Preferred Stock, par value $0.0001 per share, are as set forth in the Company Rights Agreement. As of May 4, 2009, there are (i) 9,473,572 shares of Company Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued or outstanding, (iii) no shares of Company Stock held in the treasury of the Company or owned by any Subsidiary of the Company, (iv) Company Options to purchase an aggregate of 2,410,192 shares of the Company Stock issued and outstanding and (v) Company Warrants to purchase 20,118 shares of Company Stock issued and outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Option, the Company ESPP or any Company Warrant will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

     (b) Except as set forth in Section 4.05(a), there are no (i) shares of capital stock, voting securities or other Equity Interests of the Company, (ii) options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of the Company (other than Company Options, if any, issued after the date hereof in compliance with Section 6.01), (iii) securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests or (iv) securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) are referred to collectively as the “Company Securities”). There are no outstanding contractual obligations of the Company or any of its Subsidiaries affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Company Securities.

     (c) As of the date of this Agreement, the aggregate Indebtedness of the Company and its Subsidiaries is described on Section 4.05(c) of the Company Disclosure Schedule. For purposes of this Agreement, “Indebtedness” means, without duplication, any (i) indebtedness of the Company and its Subsidiaries for borrowed money, (ii) obligations under any note, bond or other debt security, (iii) capitalized lease obligations of the Company and its Subsidiaries as determined in accordance with GAAP, (iv) outstanding obligations (e.g., unreimbursed draws) of the Company and its Subsidiaries with respect to letters of credit of the Company and its Subsidiaries, (v) obligations relating to interest, currency, and other hedging contracts and arrangements and (vi) guarantees of the Company and its Subsidiaries with respect to any of the foregoing.

     (d) The Company Options described in Section 4.05(a) have a weighted average exercise price of $1.9691 per share. Section 4.05(d) of the Company Disclosure Schedule contains a complete and correct list as of May 4, 2009 of each outstanding Company Option, including, to the extent applicable, the holder thereof, date of grant, exercise price, vesting schedule and status, expiration date and number of shares of Company Stock subject thereto.

     Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, and is validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization. Each Subsidiary of the Company has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not be a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and bylaws or similar organizational or governing documents of each of its Subsidiaries, and all amendments thereto, as currently in effect. None of the Subsidiaries of the Company is in violation of its organizational or governing documents. Section 4.06(a) of the Company Disclosure Schedule contains a complete list of all of the Subsidiaries of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

     (b) All of the outstanding Equity Interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) subscriptions, options, warrants, rights, calls, contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any Equity Interests in, or any securities convertible into or exchangeable for any Equity Interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) are referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Section 4.06(b) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, as applicable: (i) its authorized capital stock, voting securities or ownership interests; (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding; (iii) the record owner(s) thereof.

     Section 4.07. SEC Filings; Sarbanes-Oxley Act; NASDAQ. (a) The Company has filed all reports, schedules, forms, statements or other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2006 (collectively, the “Company SEC Documents”). Each Company SEC Document (i) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Documents. The Company has furnished to Parent a correct and complete copy of any amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     (b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of its Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, or to the knowledge of the Company, alleged fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting, and the Company is not aware of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents were, at the time of their respective filing or submission, accurate and complete and complied as to form and content with Applicable Law.

     (c) Since January 1, 2005, neither the Company nor any Subsidiary of the Company nor, to the Company’s knowledge, any Representatives of the Company or any Subsidiary of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law.

     (d) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

     Section 4.08. Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of the Company contained in the Company SEC Documents (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and each of the Company Financial Statements presents fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

     Section 4.09. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of a nature, whether accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or in the notes thereto), except for liabilities or obligations (a) that were incurred after December 31, 2008 in the ordinary course of business consistent with past practice, (b) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (c) that were disclosed or reserved against in the most recent Company Financial Statements (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement or (d) that represent no more than $60,000 in the aggregate.

     Section 4.10. Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries or any Person who beneficially owns five percent (5%) or more of the Company Stock is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the twelve (12) month period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     Section 4.11. Disclosure Documents. (a) The proxy statement to be filed with the SEC and sent to the Company Stockholders in connection with the Company Stockholder Meeting (as amended or supplemented from time to time, the “Company Proxy Statement”) and any amendments or supplements thereto, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Company Proxy Statement (except for such portions thereof that relate to Parent or any of its Subsidiaries) will comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information (i) supplied or required to be supplied by Parent or Merger Subsidiary and contained in or omitted from any of the foregoing documents or (ii) contained in or omitted from the Registration Statement, except to the extent set forth in Section 4.11(b).

     (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 4.12. Absence of Certain Changes. (a) Since December 31, 2007 through the date of this Agreement, except for transactions contemplated by this Agreement or related hereto, (i) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action of a type set forth in Sections 6.01(a), (b), (c), (d), (e), (f), (g)(i), (g)(ii), (i), (j), (k), (l), (m)(i), (m)(ii), (m)(v), (n), (o) or (p).

     (b) Since December 31, 2007 through the date of this Agreement, there has not been any Company Material Adverse Effect.

     Section 4.13. Permits; Compliance with Applicable Laws; Certain Business Practices. (a) The Company and its Subsidiaries are, and since January 1, 2005 have been, in possession and operating in material compliance with all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, clearances and orders of any Governmental Authority necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries have fulfilled and performed all of their respective material obligations with respect to the Company Permits, all such Company Permits are in full force and effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Company Permit.

     (b) Since January 1, 2005, neither the Company nor any of its Subsidiaries has been (i) in violation of any Company Permits or any Applicable Law, including any customs, export control, foreign trade laws or regulations or (ii) subject to any order or consent decree from any Governmental Authority, except as would not be a Company Material Adverse Effect. No investigation, claim, suit, proceeding, hearing, enforcement, audit, arbitration, review or other action by any Governmental Authority with respect to the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same, other than in each case, investigations, claims, suits, proceedings, hearings, enforcements, audits, arbitrations, reviews or other actions that would not be a Company Material Adverse Effect. Since January 1, 2005, none of the Company or any of its Subsidiaries has received any correspondence or notices or actions from any other Governmental Authority asserting noncompliance with any Applicable Law, Company Permit or other requests or requirements of a Governmental Authority.

     (c) None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar Applicable Laws or (iii) made any payment in the nature of criminal bribery.

     Section 4.14. Litigation. There is no action, suit, arbitration, claim, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would be a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. Section 4.14 of the Company Disclosure Schedule sets forth each action, suit, arbitration, claim, investigation or proceeding pending, or as to which the Company or any of its Subsidiaries has received any notice of assertion, and, to the knowledge of the Company, any threatened action, suit, proceeding, claim, arbitration or investigation against the Company or any of its Subsidiaries, in each case which would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

     Section 4.15. Material Contracts; Customer, Supplier and Distributor Status. (a) Section 4.15 of the Company Disclosure Schedule contains a complete and correct list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets, in each case, as of the date hereof:

     (i) Contract with any Company customer which individually accounted for more than three percent (3%) of the Company’s gross revenues during fiscal year 2008 or with any material supplier of the Company;

     (ii) Contract that involves a dollar amount in excess of (A) $100,000 in the aggregate after the date of this Agreement or (B) $100,000 annually and extends for a period of 12 months or more after the date of this Agreement (in each case, other than any contract or commitment that is terminable on 90 calendar days’ notice or less without penalty);

     (iii) Contract with employees, agents or consultants involving annual compensation exceeding $50,000 (other than any Contract (A) for at-will employment with the Company or (B) that is terminable on 90 calendar days’ notice or less without penalty except to the extent general principles of wrongful termination may limit termination rights);

     (iv) Contract with respect to any joint venture or partnership arrangements or any distribution agreement relating to any product or planned product of the Company or any Company Intellectual Property;

     (v) Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries is or may be incurred and any Contract between or among the Company and/or wholly-owned Subsidiaries of the Company, or pursuant to which the Company guarantees the performance of the obligations of any Person;

     (vi) Contract relating to any pending acquisition or disposition by the Company or any of its Subsidiaries of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business consistent with past practice;

     (vii) Contract that contains any provisions restricting the Company, its Subsidiaries, Affiliates or their successors from competing or engaging in any material respect (A) in any line of business or with any Person or in any area or (B) pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Effective Time;

     (viii) Contract that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company Intellectual Property, (C) contains any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given third party, or any other similar provision, or (D) grants “most favored nation” rights;

     (ix) Contract (A) pursuant to which the Company or any of its Subsidiaries has granted any license to Company Intellectual Property to any Person, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice or (B) by which the Company or any of its Subsidiaries has been granted any license to the Intellectual Property of any Person, other than non-exclusive licenses to third party software available to the public on standard, non-negotiable terms or for fees of less than $25,000 or less per year;

     (x) Contract for the sale of goods or services to any Governmental Authority;

     (xi) Contract providing for any contingent payments by the Company or any of its Subsidiaries exceeding $10,000 in any one case;

     (xii) Contract providing for indemnification of any Person with respect to material liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or that would not be a Company Material Adverse Effect;

     (xiii) Contract requiring a consent to, or otherwise containing a provision relating to, a “change of control” of the Company, or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement; or

     (xiv) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601 of Regulation S-K under the Securities Act, or that is otherwise material to the Company and its Subsidiaries, taken as a whole.

     (b) Each Contract of the type described in Section 4.15(a)(i)-(xiv), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract.” Complete and correct copies of all Material Contracts (as amended or modified), including all schedules and exhibits thereto, existing as of the date hereof are either publicly filed with the SEC or the Company has made available to Parent copies of such Contracts.

     (c) Each Material Contract is a valid and binding obligation of the Company or a Subsidiary of the Company, as applicable, in full force and effect and enforceable against the Company or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; to the Company’s knowledge, each Material Contract is a valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. The Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has materially performed all obligations required to be performed by it under each Material Contract (excluding performance obligations not yet due) and neither the Company nor any of its Subsidiaries has received written notice of a default under any Material Contract or of any event or condition which, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries under any Material Contract. With respect to the Contracts described in Section 4.15(a)(i), no counterparty has, indicated in writing or, to the Company’s knowledge, otherwise to the Company that it intends to (i) terminate or materially reduce, any agreement with the Company or (ii) stop, or decrease the rate of, supplying materials, products or services to the Company.

     (d) All material orders contained in the backlog of the Company have been accepted by the Company and the applicable customer without material exception to any of the original terms of the applicable order and the Company has received no written (or, to the Company’s knowledge, oral) notice that any such customer intends to cancel such order. Since January 1, 2008, neither the Company nor its Subsidiaries have suffered cancellations or non-renewals from any customer or customers that accounted, individually or in the aggregate, for three percent (3%) or more of the gross revenue of the Company and its Subsidiaries during fiscal year 2008. Since January 1, 2008, the Company and its Subsidiaries have not received any written (or, to the Company’s knowledge, oral) communication regarding the intention of any material customer, distributor, agent or supplier to terminate its relationship with the Company or its Subsidiaries.

     Section 4.16. Taxes. (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all respects and have been completed in accordance with Applicable Law. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

     (b) All material Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP). Any unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the most recent Company Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) contained in such Company Financial Statements. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the most recent Company Financial Statements other than in the ordinary course of business. The Company has made available to Parent or its legal counsel copies of all material Tax Returns for the Company and each of its Subsidiaries filed since the fiscal year ended December 31, 2004.

     (c) No deficiency for any material amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid. There are no material audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

     (d) Subject to such exceptions as would not be material, all Taxes required to be withheld or collected by the Company and each of its Subsidiaries have been withheld and collected and, to the extent required by Applicable Law, timely paid to the appropriate Governmental Authority.

     (e) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP.

     (f) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies.

     (g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a United States consolidated federal income Tax Return (other than the affiliated group of which the Company is the common parent) or (ii) is liable for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law or as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement. None of the Company and its Subsidiaries is a party to any Tax sharing agreement.

     (h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

     (i) No election has been made under Treasury Regulations Section 1.7701-3 or any similar provision of Tax law to treat the Company or any of its Subsidiaries as an association, corporation, partnership or disregarded entity.

     (j) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any material amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

     (k) Neither the Company nor any of its Subsidiaries has engaged in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

     (l) Neither the Company nor any of its Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation by reason of Section 7874(b) of the Code; and (ii) was created or organized both in the United States and in a foreign jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).

     (m) As of the date hereof and as of the Effective Time: (i) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (n) As used in this Agreement, (i) “Taxes” shall mean any and all taxes, assessments, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, custom duties, escheat, environmental, alternative or add-on minimum, transfer and value-added taxes together with any interest, penalty, or addition thereto, whether or not disputed and whether or not shown on any Tax Return and (ii) “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed or required to be filed with any Governmental Authority with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

     Section 4.17. Employee Benefit Plans; Employees and Employment Practices. (a) Section 4.17 of the Company Disclosure Schedule contains a correct and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and each other material employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or transaction bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, retirement, life, health, disability, accident, medical, dental, insurance, vacation, paid time off, long term care, perquisite, fringe benefit, death benefit or other material compensation or benefit plan, program, arrangement, agreement, fund or commitment (i) for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries and maintained or contributed to by the Company or any of its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has any material liability or obligation (each such plan or agreement, a “Company Benefit Plan”). The Company has made available to Parent or its Representatives copies of (a) each Company Benefit Plan (or accurate and complete descriptions thereof if unwritten), (b) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, including schedules and financial statements attached thereto, (c) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto, (d) each trust agreement and any other material agreement relating to a Company Benefit Plan and (e) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

     (b) Each Company Benefit Plan has been maintained, funded and administered in material compliance with its terms, any applicable provisions of ERISA and/or the Code and any other Applicable Laws. With respect to the Company Benefit Plans and all employee payroll withholding obligations, remittances, premiums, contributions and assessments under Applicable Law, all payments, premiums, contributions, and reimbursements for all periods ending prior to or as of the Effective Time shall have been made or have been accrued for on the financial statements of the Company or its applicable Subsidiary (including the Company Financial Statements). All accrued wages, vacation pay, holiday pay and employee benefits of the employees of the Company and its Subsidiaries have been fully accrued in the Company’s books and records and reflected as such in the Company Financial Statements. There are no audits, claims, suits, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or any other Governmental Authority or any other Person with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business) nor to the knowledge of the Company is there any reasonable basis for any such audits, claims, suits, investigations, inquiries or proceedings. To the knowledge of the Company, there has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan.

     (c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified, and, to the Company’s knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

     (d) None of the Company, any of its Subsidiaries or any trade or business that, together with the Company or any of its Subsidiaries, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes, or has been required to contribute, to any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) subject to Title IV of ERISA or Sections 412 or 430 of the Code, and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation under Title IV of ERISA or Sections 412 or 430 of the Code.

     (e) Neither the Company nor any of its Subsidiaries maintains, contributes to or has any obligation or liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, employees or contractors (or any spouse or other dependent thereof) other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”). The Company, its Subsidiaries and the ERISA Affiliates have complied and are in compliance in all material respects with the requirements of COBRA.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute an event under a Company Benefit Plan that will or may result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Person or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. No condition or circumstance since the date of the documents provided in accordance with Section 4.17(a) above would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made by the Company or any of its Subsidiaries and no plans exist to materially amend any Company Benefit Plan or to provide increased benefits thereunder to any employee, except as required by Applicable Law.

     (g) None of the Company Benefit Plans that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is self-insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any of its Subsidiaries at any time after the Effective Time.

     (h) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement between or applying to one or more employees and a trade union, works council, employee congress, or other form of employee association or employee representative body, and no such collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending labor dispute, strike or work stoppage, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes against the Company or any of its Subsidiaries, and no such disputes have occurred or, to the knowledge of the Company or any of its Subsidiaries, been threatened, during the past three years. None of the Company or any of its Subsidiaries is subject to any outstanding labor or employment-related order, settlement, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority. There is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency, and no material charges or complaints have been brought, or, to the knowledge of the Company and any of its Subsidiaries, been threatened, against the Company during the past three years. Each of the Company and its Subsidiaries is in compliance in all material respects with all Applicable Laws respecting labor, employment, fair employment practices, human rights, employment standards, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Company or any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits premiums, remittances or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or any court of competent jurisdiction. No employee of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. Within the past three years, to the extent that the Company or any of its Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), such plant closing or layoff of employees complied with the WARN Act in all material respects.

     (i) Neither the Company nor any of its Subsidiaries will have as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, any obligation to reimburse any employee, officer, or director of the Company or any of its Subsidiaries for any Tax payable as a result of the receipt by any such person of an “excess parachute payment” as defined in Section 280G(b)(1) of the Code (or any corresponding provision of state, local, or foreign Tax law).

     (j) The Company has made available to Parent a complete and accurate list of all employees of the Company and any of its Subsidiaries as of the date of this Agreement, including each individual’s (i) jurisdiction of employment, (ii) employment authorization or work visa status, (iii) date of hire and service dates and (iv) current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise). Each Person who is an independent contractor is properly classified as an independent contractor for purposes of all employment-related Applicable Law and all Applicable Law concerning the status of independent contractors. Neither the Company nor any of its Subsidiaries has any material liability, whether absolute or contingent, including any obligations under any Company Benefit Plan, with respect to any misclassification of a Person performing services for the Company or any of its Subsidiaries as an independent contractor rather than as an employee.

     (k) Except as listed in Section 4.17(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains, or sponsors any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). With respect to any such nonqualified deferred compensation plan listed in Section 4.17(k) of the Company Disclosure Schedule, (i) such plan has been operated in good faith compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in form with Section 409A of the Code and the guidance issued thereunder as of December 31, 2008 and (iii) the transaction contemplated by this Agreement will not result in Section 409A of the Code imposing any adverse tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

     (l) All Company Options have been appropriately authorized by the Company’s Board of Directors or a duly authorized committee thereof, including approval of the exercise or purchase price or the methodology for determining the exercise or purchase price and the substantive terms of the Company Options. All Company Options granted to employees and directors reflect the fair market value of the Company Stock as determined under Section 409A of the Code on the date the option was granted. No Company Options have been retroactively granted, or the exercise or purchase price of any Company Options determined retroactively.

     Section 4.18. Intellectual Property Matters. (a) As used in this Agreement, the term “Intellectual Property” means all of the following forms of intellectual property and all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect thereto: (i) trade names, trademarks, service names and service marks (registered and unregistered), domain names, trade dress, logos, 800 numbers and similar brand identifiers and applications to register any of the foregoing and all goodwill associated with any of the foregoing (collectively, “Marks”), (ii) patents and patent applications (including all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions, reexaminations thereof and foreign counterparts thereto) (collectively, “Patents”), (iii) works of authorship and any copyrights, copyright registrations, mask works, mask work registrations and applications therefor (collectively, “Copyrights”), (iv) rights in databases and data collections and (v) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, databases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

     (b) Section 4.18(b)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Company or any of its Subsidiaries (collectively, “Company Registered Marks”); Section 4.18(b)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents owned by the Company or any of its Subsidiaries (collectively, the “Company Patents”); and Section 4.18(b)(iii) of the Company Disclosure Schedule sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”). No Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. To the Company’s knowledge, the Company Registered IP is valid and enforceable, and no notice or claim challenging the validity, enforceability or scope of, or alleging the misuse of, any of the Company Registered IP has been received by the Company or any of its Subsidiaries. The Company or a Subsidiary has (i) filed, prosecuted, perfected and maintained each item of Company Registered IP in compliance with all Applicable Laws, (ii) not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP and (iii) timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP.

     (c) Without limiting Section 4.18(b), the Company and its Subsidiaries have taken reasonable steps to maintain and protect their rights in the Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (“Company Intellectual Property”) and to maintain the confidentiality of all of the Trade Secrets of the Company or its Subsidiaries. Without limiting the foregoing, no portion of the source code for any Company Intellectual Property that is software has been provided, disclosed or licensed to any escrow agent or other third party. Each current or former employee, consultant, contractor and other Person who has participated in the creation of any Company Intellectual Property (each, a “Contributor”) has entered into a written agreement that assigns to the Company all such Contributor’s right, title and interest in such Contributor’s contribution to the Company Intellectual Property, and to the extent that a right is not assignable, Contributor has waived any such right, including moral rights. The Company has made available to Parent the Company’s standard form of proprietary information, confidentiality and assignment agreements and any similar agreements entered into between the Company or a Subsidiary and a Contributor that are not substantially similar to such standard form of agreements. Neither the Company nor any of its Subsidiaries has made any submission or suggestion to, or entered into any Contract with, any standards bodies or other organizations that would obligate the Company or any of its Subsidiaries to grant licenses or that would otherwise impair the Company’s or any of its Subsidiaries’ control of the Company Intellectual Property.

     (d) The Company and its Subsidiaries exclusively own all Company Intellectual Property free and clear of any Liens or joint ownership interests. None of the Company Intellectual Property is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company or its Subsidiaries. No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property.

     (e) The rights licensed under each agreement granting to the Company or any of its Subsidiaries any right or license under or with respect to any Intellectual Property owned by a third party (“In Licenses”) shall be exercisable by the Surviving Corporation on and after the Closing to the same extent as by the Company or its Subsidiaries prior to the Closing. Neither the Company nor any of its Subsidiaries is in material breach of any In License and to the knowledge of the Company no counterparty to an In License is in material breach of any In License. No expiration or termination, in whole or in part, of any In License is pending or reasonably foreseeable or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is obligated to pay to any third party any license fees, royalties, or other amounts in connection with the distribution of products or the provision of services by the Company or any Subsidiary.

     (f) Neither the Company nor any of its Subsidiaries has (i) assigned rights in or to any Intellectual Property to a third party, (ii) granted to any third party any exclusive rights under or to any Company Intellectual Property or (iii) granted any rights under or to any Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practice in connection with the sale or distribution of the products of the Company or a Subsidiary.

     (g) The Intellectual Property owned by or validly licensed to the Company and its Subsidiaries constitutes all the material Intellectual Property rights used in and necessary for the conduct of the business of the Company or its Subsidiaries as such business is currently conducted and proposed to be conducted.

     (h) To the knowledge of the Company, neither the conduct of the business of the Company or its Subsidiaries, nor any of the products or services distributed, licensed, sold or offered by the Company and its Subsidiaries, nor any technology, materials or Intellectual Property used, sold, distributed or otherwise commercially exploited by or for the Company and its Subsidiaries, infringes upon, misappropriates or violates any Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, or dilution, or unfair competition or trade practices, has occurred, nor, to the knowledge of the Company, is there any reasonable basis therefor. To the knowledge of the Company, no third party has made any unauthorized disclosure of any Trade Secrets of the Company or its Subsidiaries.

     (i) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will (with or without notice, lapse of time or both) result in, or give any other Person the right or option to cause or declare, (i) a loss or ownership of, or Lien on, any Company Intellectual Property, (ii) a breach, termination, acceleration or modification of any right or obligation under any Contract or any rights in or to any Intellectual Property, (iii) the release, disclosure or delivery of any Company Intellectual Property to any Person, including to or from any escrow agent or (iv) any grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.

     (j) No product or technology of the Company or any of its Subsidiaries contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or similar function or code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise purposefully impeding in any manner the operation of, or providing unauthorized access to, a computer system, device or network or (ii) compromising the privacy or security of a user or damaging or destroying any data or file without the user’s consent.

     (k) No software used in or in conjunction with a product of the Company or any of its Subsidiaries is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement or any other agreement obligating the Company to make source code owned by the Company or incorporated in the Company products available to third parties or to publish or place in escrow any source code owned by the Company or incorporated in the Company products. The execution of this Agreement or any of the other transactions contemplated hereby will not result in the disclosure to any Person of any source code for software that is Company-owned technology (including any release from escrow of such source code) or the grant of incremental rights to a Person with regard to such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any of its Subsidiaries to any Person of any such source code, and no portions of such source code have been disclosed, delivered or licensed to any Person. As used in this paragraph, an “incremental” right refers to a right in excess of the rights that would have been required to be offered or granted had the Parties not entered into this Agreement or consummated the transactions contemplated hereby.

     (l) The Company’s currently licensed and marketed Company products, including any customized products, perform in all material respects in accordance with the functions described in any agreed specifications or end user documentation provided or made available to Parent or to customers of the Company and in accordance with the Company’s contractual obligations to the Company’s customers. The Company has not been notified, either verbally or in writing, that such products do not perform as set forth above. To the extent that the Company products have not been launched, the Company has fully disclosed to Parent in writing all currently known material technical problems associated with such products that materially affect the performance of the Company products.

     (m) The Company has not sold any product containing technology set forth on Section 4.18(m) of the Company Disclosure Schedule.

     Section 4.19. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law, (ii) “Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law. For purposes of this Section 4.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

     (b) No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no action, suit, arbitration, claim investigation or proceeding is pending and, to the Company’s knowledge, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

     (c) The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company. There has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Applicable Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

     (d) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Company’s knowledge, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

     (e) There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries which have not been made available to Parent.

     Section 4.20. Insurance. Section 4.20 of the Company Disclosure Schedule contains a list of all policies of title, property, fire, casualty, liability, life, business interruption, product liability, workmen’s compensation and other forms of insurance of any kind relating to the business and operations of the Company or any of its Subsidiaries in each case which are in force as of the date hereof (the “Insurance Policies”). The Company or a Subsidiary of the Company has made any and all payments required to maintain the Insurance Policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any Insurance Policy, and has not received written notice or, to the knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

     Section 4.21. Title to and Sufficiency of Assets. (a) As of the date hereof, the Company and its Subsidiaries has, and as of the Effective Time the Company and its Subsidiaries will have, good and valid title to, or, in the case of leased properties and assets, a valid leasehold interest in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except as reflected in the Company Financial Statements and except for Permitted Liens. As used herein, “Permitted Liens” means (i) Liens for current Taxes accrued or reserved on the books and records of the Company but not yet due and payable and (ii) Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the Company’s assets or properties for the purposes for which they are currently being used.

     (b) Neither the Company nor any of its Subsidiaries own any real property.

     (c) Set forth in Section 4.21(c) of the Company Disclosure Schedule is a description of each lease of real property under which the Company or any of its Subsidiaries is a lessee, lessor, sublessee or sublessor as of the date hereof (the “Leased Property”). Correct and complete copies of such leases and all other instruments granting such leasehold interests, rights, options or other interests as of the date hereof (the “Property Leases”) (including all amendments, modifications and supplements thereto) have been made available to Parent. Each Property Lease is a valid and binding obligation of the Company or a Subsidiary of the Company, as applicable, in full force and effect and enforceable against the Company or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; to the Company’s knowledge, each Property Lease is a valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Consummation of the transactions contemplated by this Agreement does not require the consent of any party to and will not constitute an event of default under or permit any party to terminate or change the existing terms of any Property Lease.

     (d) To the Company’s knowledge, the Leased Property is adequate for the operation of the business of the Company and its Subsidiaries in substantially the same manner as conducted as of the date hereof. All of the buildings, material fixtures and other improvements situated on the Leased Property and all other material items of property are in good condition and in a reasonable state of repair (normal wear and tear excepted), and maintenance of such items has not been deferred beyond a reasonable time period.

     Section 4.22. Brokers; Certain Expenses. Except for Needham & Company, LLC, and the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, the Company has made available a true, correct and complete copy of its engagement letter with Needham & Company, LLC to Parent. As of the date hereof and based on the assumptions set forth in Section 4.22 of the Company Disclosure Schedule, the total amount of fees and expenses related to legal, financial advisor, investment banker or similar services incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including the Company Proxy Statement (collectively, “Company Transaction Fees”), will not exceed the amount set forth in Section 4.22 of the Company Disclosure Schedule.

     Section 4.23. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing), dated as of the date of approval of this Agreement by the Board of Directors of the Company, of Needham & Company, LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the Company Stockholders.

     Section 4.24. Antitakeover Statutes; Company Rights Plan. (a) The Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover law or similar statute or regulation (including the interested stockholder provisions codified in Section 203 of the Delaware Law) or any anti-takeover provision in the Certificate of Incorporation or Bylaws of the Company is applicable to this Agreement, the Merger, the Support Agreements or the other transactions contemplated by this Agreement, and, accordingly, no such anti-takeover law or similar statute or regulation and no such provision applies or purports to apply to any such transactions.

     (b) The Company has taken all action necessary (i) to render the Company Rights Agreement inapplicable to the Merger, this Agreement, the Support Agreements and the other transactions contemplated hereby or thereby, and (ii) to ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement) and (B) neither a “Stock Acquisition Date” nor a “Distribution Date” (each as defined in the Company Rights Agreement) shall occur, in each case, by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger, this Agreement, the Support Agreements or the transactions contemplated hereby and thereby and (iii) to cause the Company Rights Agreement to terminate at the Effective Time.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as set forth in the Parent Disclosure Schedule, Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

     Section 5.01. Corporate Existence and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has the requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and each Subsidiary of Parent is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, materially impair the ability of Parent and Merger Subsidiary to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

     Section 5.02. Corporate Authorization. Each of Parent and Merger Subsidiary has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of them, and no other corporate proceedings on the part of any of them are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Subsidiary and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Subsidiary, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

     Section 5.03. Governmental Authorization. The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary do not, and the consummation of the transactions contemplated hereby will not, require Parent or any Subsidiary of Parent to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Authority except (a) under (i) the Exchange Act (including the filing by the Company of the Company Proxy Statement), (ii) the Securities Act (including the filing by Parent of the Registration Statement), (iii) any applicable United States state or federal or foreign securities, takeover or “blue sky” laws and (iv) to the extent applicable, the rules and regulations of NASDAQ, (b) pursuant to the competition and antitrust laws of the United States or any foreign country, as applicable, (c) the filing and recordation of the Certificate of Merger as required by Delaware Law or (d) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not, individually or in the aggregate, materially impair the ability of Parent or Merger Subsidiary to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

     Section 5.04. Non-contravention. The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement do not, and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Parent or any Subsidiary of Parent, as in effect on the date hereof, (b) assuming that all consents, approvals and authorizations described in Section 5.03 have been obtained prior to the Effective Time and all filings and notifications described in Section 5.03 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Applicable Law applicable to Parent or any Subsidiary of Parent or by which any of their properties or assets are bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of Parent or any Subsidiary of Parent pursuant to, any Contract to which Parent or any Subsidiary of Parent is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for matters that would not, individually or in the aggregate, materially impair the ability of Parent or Merger Subsidiary to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

     Section 5.05. Capitalization. The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Stock and (ii) 1,200,000 shares of incentive stock. As of May 4, 2009, there are (i) 94,130,425 shares of Parent Stock issued and outstanding, (ii) no shares of incentive stock issued or outstanding, (iii) 31,505,021 shares of Parent Stock reserved for issuance under employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements of Parent, of which 19,409,998 shares were subject to outstanding options or other rights and (iv) warrants to purchase 50,000 shares of Parent Stock issued and outstanding. Except as set forth in the immediately preceding sentence, there are no (i) shares of capital stock, voting securities or other Equity Interests of Parent, (ii) options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of Parent, (iii) securities convertible into or exchangeable for such Equity Interests, or obligating Parent to issue or sell any shares of its capital stock or other Equity Interests or (iv) securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent. There are no outstanding contractual obligations of the Company or any of its Subsidiaries affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Company Securities. The shares of Parent Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

     Section 5.06. SEC Filings. Parent has filed all reports, schedules, forms, statements or other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2007 (collectively, the “Parent SEC Documents”). Each Parent SEC Document (a) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (b) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 5.07. Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of Parent contained in the Parent SEC Documents (collectively, the “Parent Financial Statements”) was prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and each of the Parent Financial Statements presents fairly, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flow of Parent for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

     Section 5.08. Disclosure Documents. (a) The registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Stock in connection with the Merger (the “Registration Statement”), or any amendments or supplements thereto, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, neither Parent nor Merger Subsidiary makes any representation or warranty with respect to any information (i) supplied or required to be supplied by the Company and contained in or omitted from any of the foregoing documents or (ii) contained in or omitted from the Company Proxy Statement, except to the extent set forth in Section 5.08(b).

     (b) None of the information supplied or to be supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

     Section 5.09. Absence of Changes; Compliance with Applicable Laws. (a) Since January 31, 2008, there has not been a Parent Material Adverse Effect.

     (b) Since January 1, 2007, neither Parent, nor any Subsidiary of Parent has been in violation of any Applicable Law, except as would not, individually or in the aggregate, materially impair the ability of Parent or Merger Subsidiary to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

     Section 5.10. Litigation. There is no action, suit, arbitration, claim, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any Person for whom Parent or any Subsidiary may be liable, or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would, individually or in the aggregate, materially impair the ability of Parent or Merger Subsidiary to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

     Section 5.11. Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

     Section 5.12. Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Subsidiary is owned directly or indirectly by Parent.

     Section 5.13. Tax Treatment. As of the date hereof, (a) none of Parent, Merger Subsidiary nor, to the knowledge of Parent, any of Parent’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (b) Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 6
COVENANTS

     Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of the Company Permits, (iii) keep available the services of its directors, officers and employees and (iv) maintain satisfactory relationships with its customers, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as set forth on Section 6.01 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

     (a) amend its Certificate of Incorporation, Bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

     (b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries (except for dividends paid by any of its wholly-owned Subsidiaries, the Company or to any other wholly-owned Subsidiary), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly, any Company Securities or any Company Subsidiary Securities;

     (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Stock (A) in connection with the Company ESPP in the ordinary course and (B) upon the vesting and/or exercise of Company Options that are outstanding on the date of this Agreement or that are issued after the date of this Agreement in compliance with the terms of this Agreement, in each case in accordance with their respective terms or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise), including, without limitation, any discretionary acceleration of vesting of any Company Option;

     (d) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) or make any loans, advances or capital contributions to, or investments in, any Equity Interests or equity securities in any Person or any assets, loans or debt securities thereof, other than in wholly-owned Subsidiaries of the Company or in the ordinary course of business consistent with past practice, (ii) sell, lease or otherwise dispose of (whether by merger, consolidation, or acquisition of stock or assets or otherwise), or create or incur any Lien on, any business organization or division thereof or any assets or securities, other than sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts, (iii) abandon, fail to maintain or allow to expire, or sell or exclusively license to any Person, any Intellectual Property of the Company or any of its Subsidiaries, (iv) authorize any new capital expenditures, in the aggregate, in excess of $50,000 or (v) use any of the proceeds from loans drawn under the Company Debt Arrangements other than in the ordinary course of business consistent with past practice;

     (e) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or among wholly-owned Subsidiaries);

     (f) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the Indebtedness of any other Person, other than, in each case, Indebtedness arising under the Company Debt Arrangements;

     (g) (i) renew or enter into any Contract or other arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Surviving Corporation, any of its Subsidiaries, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person, (ii) enter into any new line of business outside of its existing business segments, (iii) amend or modify in any material respect or terminate any Material Contract, (iv) other than sales of products and nonexclusive licenses granted to customers in the ordinary course of business and consistent with past practice, enter into any Material Contract or (v) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

     (h) (i) enter into any exclusive license, distribution, marketing or sales Contracts, (ii) sell, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices or (iii) grant “most favored nation” or similar pricing to any Person;

     (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) to Third Parties, other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (A) disclosed in the most recent Company Financial Statements or (B) incurred since the date of the most recent Company Financial Statements in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement;

     (j) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, or commence any material litigation, investigation, arbitration or proceeding against any Person;

     (k) permit any of the Company’s or its Subsidiaries’ Intellectual Property rights to be disclosed (other than under appropriate non-disclosure agreements) or abandoned, or otherwise permit such Intellectual Property rights to become unavailable to the Company and its Subsidiaries on the same terms and conditions as such rights were available to the Company and its Subsidiaries as of the date of this Agreement;

     (l) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, products, operations and activities of the Company and its Subsidiaries substantially equal to those currently in effect;

     (m) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director or officer of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) terminate, establish, adopt or amend (except as reasonably necessary to comply with Applicable Law) any Company Benefit Plan covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, or pay any benefit not provided for by any existing Company Benefit Plan;

     (n) change the Company’s methods of accounting, except as required by concurrent changes in GAAP;

     (o) make or change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any material accounting method for Taxes, file any material amended Tax Return, enter into any closing agreement related to a material amount of Taxes, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

     (p) accelerate any payment in excess of $50,000 which is due from a customer or accelerate a renewal of a customer agreement;

     (q) incur, pay, settle or permit the incurrence of any Company Transaction Fees exceeding the amount set forth in Section 4.22 of the Company Disclosure Schedule; or

     (r) agree, resolve or commit to do any of the foregoing.

     Section 6.02. No Control of Company’s Business. Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete and independent control and supervision over its and its Subsidiaries’ respective operations.

     Section 6.03. Company Proxy Statement and Registration Statement; Company Stockholder Meeting. (a) Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the date hereof (i) the Company shall prepare and file with the SEC the Company Proxy Statement and (ii) Parent shall prepare and file with the SEC the Registration Statement in which the Company Proxy Statement will be included as a prospectus. The Company and Parent, after consultation with each other, will use their respective commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Company Proxy Statement or the Registration Statement. The Company shall use commercially reasonable efforts to have the Company Proxy Statement cleared by the SEC and each of Parent and the Company shall use commercially reasonable efforts to have the Registration Statement become effective under the Securities Act, in each case, as promptly as practicable after such filing.

     (b) Each of Parent and the Company shall furnish all information as may be reasonably requested or may be required by the other in connection with the preparation, filing and distribution of the Company Proxy Statement and the Registration Statement. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Company Proxy Statement will made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon and including therein any comments reasonably proposed. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Registration Statement or the Company Proxy Statement as required by Applicable Law, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Company Stockholders. The Parties shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Company Proxy Statement or the Registration Statement, as applicable, or for additional information, and shall supply each other with copies of all formal correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Company Proxy Statement, the Registration Statement or the Merger.

     (c) As promptly as practicable after the Registration Statement has become effective (but in any event within five (5) Business Days thereafter), the Company shall cause the Company Proxy Statement to be mailed to the Company Stockholders. Subject to and without limiting the rights of the Board of Directors of the Company pursuant to Section 6.04(b), the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 6.04(b), the Board of Directors of the Company shall publicly reaffirm such recommendation at any time prior to the Company Stockholder Meeting within forty-eight (48) hours following any request to do so by Parent.

     (d) Unless this Agreement has been terminated in accordance with Section 8.01, (i) the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders solely for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date on which the Registration Statement becomes effective (but taking into account any advance notice or other requirements under Applicable Law), (ii) use its commercially reasonable efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Provided this Agreement has not otherwise been terminated pursuant to Section 8.01, the Company’s obligations pursuant to this Section 6.03(d) shall not be affected by the public announcement or public disclosure of, or the communication to the Company of, any Acquisition Proposal or inquiry or indication of interest with respect thereto, or by an Adverse Recommendation Change.

     Section 6.04. No Solicitation; Other Offers. (a) Subject to Section 6.04(b), the Company shall not, and the Company shall cause its Subsidiaries and its and their Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or indication of interests regarding, or the making or submission of any proposal or offer that constitutes, or could reasonably be expected to result in, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal or any inquiry or indication of interest with respect thereto, or furnish or disclose any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or take any action to facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal or any inquiry or indication of interest with respect thereto, (iii) withhold, amend, withdraw or modify in a manner adverse to Parent, the Company Board Recommendation (or recommend any Acquisition Proposal, or any inquiry or indication of interest with respect thereto, or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to any Acquisition Proposal. The Company shall, and shall cause each of its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Third Party (other than Parent and its Representatives) that may be ongoing as of the date hereof with respect to any actual or potential Acquisition Proposal or any inquiry or indication of interest with respect thereto. The Company shall use its commercially reasonable efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any such Person by the Company, any of its Subsidiaries or any of its or their Representatives.

     (b) (i) Notwithstanding Section 6.04(a), at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide Acquisition Proposal received by the Company after the date hereof that was not solicited in violation of Section 6.04(a), or, prior to the date of this Agreement in violation of the Confidentiality Agreement, and with respect to which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) (i) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (ii) that taking the actions set forth in clauses (A), (B) or (C) below with respect to such Acquisition Proposal is necessary in order to comply with its fiduciary duties under Applicable Law, the Board of Directors of the Company, directly or indirectly through its Representatives, may, in response to such Acquisition Proposal, and subject to compliance with Section 6.04(c) and Section 6.04(d), (A) provide access to its properties, Contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives, (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal or (C) in the event that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, make an Adverse Recommendation Change and/or enter into an agreement regarding such Superior Proposal; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change or enter into an agreement regarding any Superior Proposal unless (x) the Company has given Parent five (5) Business Days prior written notice of its intention to take such action (it being understood and agreed that any change to the consideration offered or other material terms of any Superior Proposal shall require an additional notice to Parent and a new five (5) Business Day notice period), (y) the Board of Directors of the Company shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed by Parent and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect and (z) (1) the Company has complied in all material respects with its obligations under this Section 6.04 and (2) the Company shall have terminated this Agreement in accordance with the provisions of Section 8.01(d)(ii) hereof and the Company pays Parent the Company Termination Fee in accordance with Section 8.03.

        (ii) Notwithstanding Section 6.04(a), at any time prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that an Adverse Recommendation Change is necessary in order to comply with its fiduciary duties under Applicable Law (other than in connection with an Acquisition Proposal, which shall be governed by Section 6.04(b)(i)), the Board of Directors of the Company may effect an Adverse Recommendation Change; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change unless (x) the Company has given Parent five (5) Business Days prior written notice of its intention to take such action, (y) the Board of Directors of the Company shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed by Parent and shall not have determined that the Adverse Recommendation Change is no longer necessary in order to comply with its fiduciary duties under Applicable Law.

     (c) The Company shall promptly (and in any event within one (1) Business Day) advise Parent orally and in writing of the receipt by the Company or any of its Representatives of (i) any indication that a Third Party is considering making an Acquisition Proposal, (ii) any request for information by any Third Party that may be considering making an Acquisition Proposal or any inquiry or indication of interest with respect thereto, or (iii) any Acquisition Proposal, in each case, along with the identity of the Person making any such Acquisition Proposal, and, to the extent available, the Company shall provide Parent with a copy or a written summary of the material terms of any such Acquisition Proposal. The Company shall keep Parent reasonably informed of the status on a current basis (including any change to the material terms) of any such Acquisition Proposal, potential Acquisition Proposal or information request. Following a determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Board of Directors of the Company has made such determination together with a copy of any draft or definitive agreements related to such Superior Proposal and a summary of the material terms of such Superior Proposal. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement or other agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.

     (d) Prior to furnishing any information to or entering into discussions or negotiations with any Person making an Acquisition Proposal pursuant to Sections 6.04(b) and 6.04(c), the Company shall receive from such Person an executed confidentiality agreement, the terms of which shall be no less favorable to the Company than, in the aggregate, those contained in the letter agreement dated as of December 31, 2008 between the Company and Parent, as amended (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to Parent). The Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries not previously provided to Parent or the Parent Representatives that is provided to any Person making an Acquisition Proposal. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, unless such action by the Board of Directors of the Company is necessary in order to comply with its fiduciary duties under Applicable Law (in which case, such termination, waiver, amendment or modification shall also apply to the Confidentiality Agreement, to the extent applicable).

     (e) Notwithstanding anything to the contrary contained herein, nothing in this Section 6.04 shall prohibit or restrict the Company or the Board of Directors of the Company from (a) taking and/or disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company, such disclosure would be necessary under Applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.04(e) affect the obligations of the Company otherwise specified in Section 6.04.

     Section 6.05. Access to Information. (a) Subject to Section 6.05(b), from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall, and shall cause each of its Subsidiaries and each of its and their Representatives to: (i) provide to Parent, Merger Subsidiary and each of their respective Representatives reasonable access at reasonable times and upon reasonable prior notice to the Company and its Subsidiaries, to the officers, employees, agents, Contracts, properties, assets, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish, or cause to be furnished, (A) such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of or information concerning the Company and its Subsidiaries as Parent, Merger Subsidiary or any of their respective Representatives may reasonably request and (B) to Parent, with respect to each fiscal month ending after the date of this Agreement, unaudited monthly consolidated balance sheets of the Company and its Subsidiaries for each fiscal month then ended and related consolidated statements of earnings and cash flows (which the Company shall furnish to Parent at substantially the same time such information is furnished on a monthly basis to the Board of Directors of the Company or any committee thereof in the ordinary course of business consistent with past practice); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene Applicable Law. No investigation made or information provided, made available or delivered to Parent, Merger Subsidiary or any of their respective Representatives pursuant to this Section 6.05 shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.

     (b) Any information provided, made available or delivered by the Company, any of its Subsidiaries or any of their respective Representatives to Parent, Merger Subsidiary or any of their respective Representatives pursuant to Section 6.05(a) shall be held in confidence in accordance with the terms of the Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms, and shall survive any termination of this Agreement.

     Section 6.06. Commercially Reasonable Efforts; Further Action and Assurances. (a) Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Governmental Authority and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties; provided however, that no payment of fees or expenses to any third party or amendments to any existing third party agreement in connection with such consents, approvals or waivers shall be paid, exchanged, executed or agreed without the prior consent of Parent, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or enter into any consent decree or other agreement that would restrict either Parent or the Company in the conduct of its business as heretofore conducted.

     (b) The Company shall provide notice of the transactions contemplated by this Agreement to all holders of Company Warrants pursuant to the terms thereof.

     (c) The Company shall use commercially reasonable efforts to obtain the waiver, in form provided by Parent to Company prior to the date hereof or otherwise in form reasonably satisfactory to Parent, of each former Company director and officer regarding any obligation of the Company, its successor and assigns to maintain any standby letter of credit or other third party guarantee in connection with indemnification obligations set forth in any applicable indemnification agreement or arrangement between the Company and such director and/or officer.

     (d) At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 6.07. Notices of Certain Events. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.01, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any material notice or other material communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger or the other transactions contemplated hereby, (b) any material claims, actions, suits, proceedings or investigations commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated hereby and (c) any fact, event or circumstance known to such Party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such Party’s representations, warranties, covenants or agreements contained herein or would prevent, materially delay or impede, or would reasonably be expected to prevent, materially delay or impede, the consummation of the Merger or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect any remedies available to the Party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the Parties under this Agreement; provided, further, however, that a failure to comply with this Section 6.07 prior to the Closing Date in and of itself will not constitute the failure of any condition set forth in Article 7 to be satisfied unless (i) such failure materially prejudices another Party’s ability to exercise its rights or remedies hereunder prior to the Effective Time or (ii) the underlying event would independently result in the failure of a condition set forth in Article 7 to be satisfied.

     Section 6.08. Public Announcements. The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, none of the Parties shall (and each of the Parties shall cause its Subsidiaries and Representatives not to) issue any press release or make any public announcement concerning this Agreement, the Merger or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent or any of its Subsidiaries or their respective Representatives or (b) Parent, in the event the disclosing party is the Company or any of its Subsidiaries or their respective Representatives, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that if a Party determines, based upon advice of counsel, that a press release or public announcement is required by, or reasonably necessary in order to comply with, Applicable Law or the rules or regulations of NASDAQ or any other securities exchange on which the Company Stock or the Parent Stock is listed, such Party may make such press release or public announcement, in which case the disclosing Party shall use its commercially reasonable efforts to provide the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

     Section 6.09. Obligations with Respect to Continuing Employees and Benefit Matters. (a) For a period of twelve (12) months following the Effective Time, subject to compliance with Applicable Law and Parent’s applicable benefit plans, the employees of the Company who remain in the employment of the Surviving Corporation (the “Continuing Employees”) shall receive employee benefits that, in the aggregate, are substantially similar to those received by similarly situated employees of Parent; provided that neither Parent nor the Surviving Corporation shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements.

     (b) Subject to compliance with Applicable Law and Parent’s applicable benefit plans, Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Time (i) for purposes of eligibility for vacation, (ii) for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan), (iii) for purposes of eligibility for any matching contributions under a cash or deferred arrangement intended to qualify under Section 401(k) of the Code and (iv) for the purpose of determining the amount of any severance payable under any severance plan of general application, except, in each case, to the extent such treatment would result in duplicative benefits. Parent shall cause the Surviving Corporation to recognize any vacation time of Continuing Employees that has accrued and has not been used as of the Effective Time; provided, however, that, except as required by Applicable Law, beginning on the six (6) month anniversary of the Effective Time, Continuing Employees will be subject to the maximum vacation accruals applicable to Parent employees generally, such that any amounts of accrued vacation time in excess of applicable maximums will be forfeited on and after such date.

     (c) With respect to any group health plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, and subject to compliance with Applicable Law and any such group health plan, Parent shall, and shall cause the Surviving Corporation to, take commercially reasonable steps to waive limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Continuing Employees to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employees under the applicable group health plans maintained by the Company prior to the Effective Time.

     (d) The provisions of this Section 6.09 are for the sole benefit of the Parties and nothing in this Section 6.09, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans, programs or arrangements maintained for or provided to Continuing Employees or any other employees of Parent prior to or following the Effective Time, or of either Surviving Corporation following the Effective Time, or impose an obligation on any of the Company, Parent or, on or after the Effective Time, either Surviving Corporation, to establish, continue, amend, terminate or otherwise take any action with respect to any compensation or benefits plan, program or arrangement or (ii) confer upon or give to any Person (including any current or former employees, directors, or independent contractors of any of the Company, Parent, or, on or after the Effective Time, either Surviving Corporation), other than the Parties hereto, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.09). For the avoidance of doubt, no provision of this Agreement shall create any third party beneficiary rights in any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions or existence of employment and benefits that may be provided to any employee by Company or Parent or under any benefit plan which Company or Parent may maintain.

     (e) Unless otherwise directed by Parent at least five (5) Business Days prior to the Closing Date, the Company shall take any and all actions required to terminate the Company’s 401(k) plan as of a date no later than one (1) day prior to the Closing Date. Such actions shall include providing to Parent executed resolutions of the Company’s Board of Directors terminating the Company’s 401(k) plan. If the Company is required to terminate its 401(k) plan pursuant to this Section 6.09(e), Parent shall (or cause the Surviving Corporation to) take such actions as are necessary to cause a retirement plan maintained by it or one of its ERISA Affiliates that is qualified under Section 401(a) of the Code to accept direct and indirect rollover distributions of the Continuing Employees’ balances under the Company’s 401(k) plan, including promissory notes evidencing outstanding plan loans (if any).

     Section 6.10. Indemnification and Insurance. (a) Subject to Section 6.10 of the Company Disclosure Schedule, Parent shall, and as applicable shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all material respects the obligations of the Company and its Subsidiaries under each indemnification Contract listed in Section 6.10 of the Company Disclosure Schedule between the Company and/or its applicable Subsidiaries and any of their applicable current or former directors and officers (each an “Indemnified Person”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not, unless required by Applicable Law, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions.

     (b) For a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and amount no less favorable than those in the current directors’ and officers’ liability insurance policy maintained by the Company and in effect on the date hereof; provided, that, in satisfying its obligation under this Section 6.10(b), neither Parent nor the Surviving Corporation shall be obligated to pay an annual aggregate premium in excess of one hundred fifty percent (150%) of the amount per annum the Company paid in its last full fiscal year with respect to its current directors’ and officers’ liability insurance policy, which amount Company has disclosed to Parent prior to the date hereof. Alternatively, in full satisfaction of its obligations under this Section 6.10(b), Parent may purchase a six (6) year prepaid (or “tail”) policy on terms with respect to coverage and amount no less favorable than those in the current directors’ and officers’ liability insurance policy maintained by the Company and in effect on the date hereof; provided, however, that the cost of any such policy need not exceed two hundred percent (200%) of the annual premium currently paid by the Company for such insurance.

     (c) The rights of each Indemnified Person under this Section 6.10 shall be in addition to any rights such Person may have under the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such surviving corporation shall expressly assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

     Section 6.11. Tax Treatment as Reorganization. (a) Each of Parent, Merger Subsidiary and the Company intends, and shall use its best efforts to cause, the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

     (b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Subsidiary and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

     (c) The Parties shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Pillsbury Winthrop Shaw Pittman LLP, in form and substance reasonably acceptable to the Company and Parent, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinion, Parent (and Merger Subsidiary) and the Company shall, as of the Closing Date, execute and deliver to Pillsbury Winthrop Shaw Pittman LLP tax representation letters, dated and executed as of the dates of such opinions (the “Tax Representation Letters”), in substantially the forms attached to this Agreement as Exhibit C and Exhibit D, respectively. Notwithstanding anything in Section 7.02 or Section 7.03 to the contrary, the obligation to deliver the opinion referred to in this Section 6.11 shall not be waivable after receipt of any Company stockholder approval required by Applicable Law, unless further stockholder approval is obtained with appropriate disclosure.

     Section 6.12. Takeover Statutes. If any state takeover statute or similar law becomes applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, Merger Subsidiary, the Company and their respective Boards of Directors shall take all commercially reasonable action necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby or otherwise act to eliminate or minimize the effect of such statute or regulation on this Agreement or the transactions contemplated hereby.

     Section 6.13. Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of Company Stock (including any derivative securities with respect to such shares) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Section 6.14. Resignation of Directors and Officers. Prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of each of (i) the directors of the Company from the Board of Directors of the Company and all committees thereof and (ii) the officers of the Company, such resignations to be effective as of the Effective Time.

     Section 6.15. Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for listing upon the Effective Time on NASDAQ, subject to official notice of issuance.

     Section 6.16. Stockholder Litigation. The Company shall give Parent and its counsel the opportunity to participate in the defense or settlement of any stockholders litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and no settlement of any such litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE 7
CONDITIONS TO THE MERGER

     Section 7.01. Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with Delaware Law.

     (b) No Injunctions or Restraints. No Applicable Law preventing or making illegal the consummation of the Merger or any other transaction contemplated by this Agreement shall be in effect.

     (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

     Section 7.02. Conditions to the Obligations of Parent and Merger Subsidiary to Consummate the Merger. The obligations of Parent and Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby are also subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

     (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.01, Section 4.02, Section 4.05(a), Section 4.05(b) and the first sentence of Section 4.22 (disregarding any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for any such representations and warranties which address matters only as of an earlier date which shall be true and correct in all material respects as of such earlier date), (ii) the representation and warranty of the Company set forth in Section 4.12(b) shall be true and correct in all respects as of the date of this Agreement and (iii) all of the other representations and warranties of the Company set forth in Article 4 (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which are not a Company Material Adverse Effect.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

     (c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

     (d) Officer’s Certificate. Parent shall have received a certificate of an officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c).

     (e) FIRPTA Affidavit. If the Company Stock is not traded on NASDAQ immediately before the Effective Time, the Company shall deliver to Parent an affidavit stating, under penalty of perjury, that the Company is not, and has not been during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, dated as of the Closing Date and in form and substance as required under Treasury Regulation Section 1.897-2(h), and proof reasonably satisfactory to Parent that the Company has provided notice of such statement to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

     (f) Employee Matters. The Company shall have entered into and not amended, rescinded or otherwise altered, the employee arrangement(s) set forth on Schedule A attached hereto.

     (g) Termination of ESPP and 401(k) Plan. Parent shall have received evidence reasonably satisfactory to it that the Company ESPP has been terminated in accordance with Section 2.04, and unless otherwise directed by Parent under Section 6.09(e), Parent shall have received evidence reasonably satisfactory to it that the Company’s 401(k) plan shall have been terminated.

     Section 7.03. Conditions to the Obligations of the Company to Consummate the Merger. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby are also subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

     (a) Representations and Warranties. (i) The representation and warranty of Parent and Merger Subsidiary set forth in Section 5.09(a) shall be true and correct in all respects as of the date of this Agreement and (ii) all of the other representations and warranties of Parent and Merger Subsidiary set forth in Article 5 (disregarding for these purposes any exception in such representations and warranties relating to materiality) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which do not, individually or in the aggregate, materially impair the ability of Parent or Merger Subsidiary to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

     (b) Agreements and Covenants. Parent and Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Subsidiary, as applicable, at or prior to the Closing.

     (c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

     (d) Officer’s Certificate. The Company shall have received a certificate of an officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(c).

     (e) Legal Opinion of Counsel. The Company shall have received the written opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Company, referred to in Section 6.11(c), and such opinion shall not have been withdrawn; provided however, that if Pillsbury Winthrop Shaw Pittman LLP does not render such opinion, this condition shall not be waivable by the Company but shall nonetheless be deemed satisfied if the Company shall have received such opinion from Latham & Watkins LLP, counsel to Parent.

     Section 7.04. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by the failure of such Party to comply with its obligations set forth in this Agreement.

ARTICLE 8
TERMINATION

     Section 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise specified below):

     (a) by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent, if:

     (i) the Merger shall not have been consummated by August 31, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party if any action of such Party or the failure by such Party to perform its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated by this Agreement to be consummated on or before the Outside Date;

     (ii) any Applicable Law (A) prohibits or makes illegal the consummation of the Merger or (B) enjoins the consummation of the Merger and such injunction has become final and nonappealable; or

     (iii) the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or any adjournment or postponement thereof at which adoption of this Agreement is voted upon;

     (c) by Parent, if:

     (i) (A) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the condition set forth in Section 7.02(a) would not then be satisfied or (B) the Company shall have breached any of the agreements or covenants contained in this Agreement to be performed or complied with by the Company such that the condition set forth in Section 7.02(b) would not then be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) twenty (20) Business Days after the Company receives written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if Parent or Merger Subsidiary is then in material breach of any of its agreements or covenants contained in this Agreement; or

     (ii) (A) an Adverse Recommendation Change shall have occurred, (B) the Company has failed to include the Company Board Recommendation in the Company Proxy Statement, (C) the Board of Directors of the Company approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, an Acquisition Proposal or approves or recommends that Company Stockholders tender their shares of Company Stock in any tender offer or exchange offer that constitutes an Acquisition Proposal or (D) the Company shall have materially breached any of its obligations under Section 6.03(c), Section 6.03(d) or Section 6.04; or

     (d) by the Company, if:

     (i) (A) there exists a breach of any representation or warranty of Parent or Merger Subsidiary contained in this Agreement such that the condition set forth in Section 7.03(a) would not then be satisfied or (B) Parent or Merger Subsidiary shall have breached any of the agreements or covenants contained in this Agreement to be performed or complied with by it such that the condition set forth in Section 7.03(b) would not then be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) twenty (20) Business Days after Parent receives written notice of such breach from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if the Company is then in material breach of any of its agreements or covenants contained in this Agreement; or

     (ii) prior to obtaining the Company Stockholder Approval, (A) the Board of Directors of the Company has received a Superior Proposal, (B) the Board of Directors of the Company has determined in good faith (after consultation with outside legal counsel) that the acceptance of such Superior Proposal is necessary to comply with its fiduciary duties under Applicable Law, (C) the Company has complied in all material respects with Section 6.04 and (D) the Company has paid the Company Termination Fee to Parent in accordance with Section 8.03.

The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to the other Parties in accordance with Section 9.01.

     Section 8.02. Effect of Termination. Except as otherwise set forth in this Section 8.02, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of Parent, Merger Subsidiary or the Company (or their respective Affiliates or Representatives) hereunder; provided, however, that the provisions of this Section 8.02, Sections 6.05(b) and 8.03, Article 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; and provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement, including any willful failure to fulfill a condition to the performance of the obligations of the other Parties. In no event shall any Party be liable for punitive damages.

     Section 8.03. Termination Fee. (a) If this Agreement is terminated pursuant to Section 8.01(d)(ii), then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, the amount resulting from the sum of (i) $538,193 plus (ii) subject to a cap of $403,645, all costs, fees and expenses reasonably incurred by Parent, as certified in writing by an officer of Parent, in connection herewith and the transactions contemplated hereby (such amounts, the “Company Termination Fee”); provided, however, that such termination shall not be effective until the Company pays the Company Termination Fee. If this Agreement is terminated pursuant to Section 8.01(c)(ii), the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, the Company Termination Fee as promptly as reasonably practicable (and in any event within two (2) Business Days following such termination). If this Agreement is terminated pursuant to Section 8.01(b)(iii) or Section 8.01(c)(i), then, in the event that, (a) at any time after the date of this Agreement and prior to such termination any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Acquisition Proposal, which bona fide Acquisition Proposal was not retracted or rescinded prior to such termination and (b) within twelve (12) months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal or any Acquisition Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent, by wire transfer of same day funds, the Company Termination Fee, such payment to be made upon the earlier to occur of the execution of a definitive agreement relating to, or consummation of, such Acquisition Proposal. For purposes of this Section 8.03(a), each reference in the definition of Acquisition Proposal to “twenty percent (20%)” will be deemed to be a reference to “fifty percent (50%).”

     (b) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. If the Company fails to pay the Company Termination Fee when due, and, in order to obtain such payment Parent commences a legal action which results in a judgment against the Company for all or any portion of the Company Termination Fee, the Company shall pay to Parent its reasonable out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees) in connection with such action.

ARTICLE 9
MISCELLANEOUS

     Section 9.01. Notices. Any notices or other communications required or permitted under, or otherwise made in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

     if to Parent or Merger Subsidiary, to:

          Mentor Graphics Corporation
          8005 SW Boeckman Road
          Wilsonville, Oregon 97070
          Attention: Dean Freed; Vice President, General Counsel
          Facsimile No.: (503) 685-7704
          E-mail: dean_freed@mentor.com

     with a copy to:

          Latham & Watkins LLP
          140 Scott Drive
          Menlo Park, CA 94025
          Attention: Christopher Kaufman; Jamie Kathleen Leigh
          Facsimile No.: (650) 463-2600
          E-mail: christopher.kaufman@lw.com; jamie.leigh@lw.com

     if to the Company, to:

          LogicVision, Inc.
          25 Metro Drive, Third Floor
          San Jose, California 95110
          Attention: James T. Healy, President and Chief Executive Officer
          Facsimile No.: (408) 573-7640
          E-mail: jhealy@logicvision.com

     with a copy to:

          Pillsbury Winthrop Shaw Pittman LLP
          50 Fremont Street
          San Francisco, CA 94105
          Attention: Stanton D. Wong
          Facsimile No.: (415) 983-1200
          E-mail: stanton.wong@pillsburylaw.com

or to such other address, facsimile number or electronic mail as such Party may hereafter specify for such purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 9.02. Survival of Representations and Warranties. None of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement (or the Schedules of Exhibits attached hereto) shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the Parties contained in this Article 9, in Article 2 and in Sections 6.06(d), 6.09 and 6.10 and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, in each case which shall survive the consummation of the Merger until fully performed.

     Section 9.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party; provided, however, that, after approval of the Agreement by the stockholders of the Company, no amendment that, by Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval.

     (b) At any time prior to the Effective Time, Parent and Merger Subsidiary, on the one hand, or the Company, on the other hand, may, to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties under this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other Parties or conditions to the obligations of the waiving Parties contained herein; provided, however, that after any approval of this Agreement by the stockholders of the Company, no extension or waiver that, by Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

     Section 9.04. Expenses. Except as otherwise expressly set forth in this Agreement, including Section 8.03, all costs, fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring, or required to incur, such expenses, whether or not the Merger are consummated.

     Section 9.05. Disclosure Schedule References. The Parties hereto agree that the disclosure of any fact or item in a particular Section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be disclosure with respect to (i) the representations and warranties of the Company or Parent and Merger Subsidiary, respectively, that are contained in the corresponding Section of this Agreement and (ii) any other representation or warranty of the Company or Parent and Merger Subsidiary, respectively, that is contained in this Agreement, but only if the relevance of such disclosure to such representation or warranty is readily apparent on its face.

     Section 9.06. Mutual Drafting; Headings. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. The captions, headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.07. Assignment; Binding Effect; Parties in Interests. (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void; provided, however, that Parent and Merger Subsidiary may assign all or any of their rights (but not their obligations) hereunder to one or more of their wholly-owned Affiliates without obtaining any such consent, and Parent and the Surviving Corporation may assign all or any of their rights or obligations hereunder after the Effective Time to any Person. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

     (b) Nothing in this Agreement, express or implied, shall confer upon any Person other than the Parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the provisions of Section 6.10 shall inure to the benefit of the Indemnified Person benefiting therefrom who are intended third-party beneficiaries thereof.

     Section 9.08. Governing Law. This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any laws other than the laws of the State of Delaware.

     Section 9.09. Jurisdiction. Any legal action, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Agreement in any other court. Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 9.01, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 9.01.

     Section 9.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

     Section 9.11. Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and that the Parties may enforce specifically the terms and provisions of this Agreement, with all such matters to take place exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

     Section 9.12. Entire Agreement. This Agreement (together with the Exhibits, the Schedules, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other instruments delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

     Section 9.13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced in any jurisdiction such term or other provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

     Section 9.14. Counterparts; Effectiveness. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile, electronic mail or otherwise) to the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(Signature Page Follows)

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MENTOR GRAPHICS CORPORATION

By:	/s/ Dean Freed
Name: Dean Freed
Title: Vice President, Secretary & General Counsel

FULCRUM ACQUISITION CORPORATION

By:	/s/ Dean Freed
Name: Dean Freed
Title: President

LOGICVISION, INC.

By:	/s/ James T. Healy
Name: James T. Healy
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger